UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant

To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

May 8, 2008

Date of Report (Date of Earliest Event Reported)

CALIFORNIA STEEL INDUSTRIES, INC.

(Exact name of Registrant as Specified in its Charter)

DELAWARE

(State Or Other Jurisdiction Of

Incorporation Or Organization)

333-79587	33-0051150
Commission File Number	(I.R.S. Employer Identification Number)
14000 SAN BERNARDINO AVENUE
FONTANA, CALIFORNIA	92335
(Address Of Principal Executive Offices)	(Zip Code)

(909) 350-6200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication under Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(c)	Election of Directors; Appointment of Certain Officers

In accordance with the policy of periodically rotating senior management positions between representatives of the Company’s shareholders, JFE Steel Corporation and Rio Doce Limited, a wholly owned subsidiary of Companhia Vale do Rio Doce, Mr. Vicente Wright, the current Chairman of the Board of Directors of the Company, has been selected to assume the position of President & Chief Executive Officer of the Company, effective July 1, 2008.

Mr. Wright is 55 years old and currently serves as Chairman of the Board of Directors of the Company, a position he has held since July 2004. He is also the Managing Director for the Iron Ore and Pellet Sales – Americas and the Commercial Administration Department of Vale. Mr. Wright was named President and Chief Executive Officer of the Company in February 2003, after serving as its CFO from 1998 to 2003. He has held various executive positions with Vale, as well as serving as a board member of several steel and ferroalloy organizations in Brazil and overseas. He graduated from Marquette University, Milwaukee, Wisconsin with a Bachelor’s Degree in Business Administration.

Effective July 1, 2008, Mr. Wright will be eligible to participate as an executive officer in the executive compensation system which is described in Item 11 of the Company’s Annual Report on Form 10-K for the Fiscal Year 2007 which was filed on March 25, 2008.

Mr. Wright will take the position of the current President and CEO, Mr. Masakazu Kurushima, who will assume a position on the Company’s Board of Directors and take over as the new Chairman of the Board effective July 1, 2008.

Mr. Kurushima has served as President and Chief Executive Officer of the Company since July 2004. Prior to his appointment, he served as President of JFE Steel America, Inc. He has served as Staff General Manager of the Export Department of JFE Steel Corporation, Tokyo. He joined Kawasaki Steel Corporation in 1972 after graduating from Waseda University, Japan, with a degree in Economics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 8, 2008	CALIFORNIA STEEL INDUSTRIES, INC.

	By:	/s/ MASAKAZU KURUSHIMA
Masakazu Kurushima,
President and Chief Executive Officer